SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  January 22, 1998




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 675 McDonnell Boulevard, St. Louis, MO                   63134
(Address of principal executive offices)                (ZIP Code)


Registrant's telephone number,                       (314) 654-2000
    including area code

Item 5.  Other Events
A press release was issued January 22, 1998. The relevant portion of the text of that release was as follows.
(*) Indicates registered trademark

MALLINCKRODT EXPLORING ADDITIONAL PORTFOLIO REALIGNMENTS

ST. LOUIS, Mo., January 22, 1998 - Mallinckrodt Inc. (NYSE:MKG) is preparing to take the next step to strategically reposition the company with a single focus on its healthcare business, C. Ray
Holman, chairman and chief executive officer, said today.

     "We are starting to explore the divestiture of our industrial specialty chemicals business," Holman said. "It is logical to do this now because our integration of Nellcor Puritan Bennett, which we acquired last summer, is progressing well and most of the actions will be completed by the end of the fiscal year (June 30, 1998)."

     Mallinckrodt's industrial specialty chemicals group includes catalysts, laboratory and microelectronic chemicals, and additives for paints and plastic coatings. In addition to these units, the company also is actively pursuing divestiture of a Nellcor Puritan Bennett business that manufactures oxygen equipment, passenger service units and video systems for the aerospace industry.

     "In addition to a sharper strategic focus, the divestiture of our non-medical related businesses will allow us to more rapidly restore a conservative financial structure, improve the company's leverage and provide resources needed for future growth," Holman stated.

     "Industrial specialty chemicals are viable, profitable businesses and we are eager to see them with owners where the central focus is chemicals and the value can be more significantly enhanced," Holman said. "Our goal is to complete the divestitures as soon as we are able to achieve our objectives of realizing the full value for the businesses and finding suitable buyers."

     Fiscal 1997 sales for Mallinckrodt's industrial specialty chemicals business totaled $335 million. There are approximately 1,400 employees worldwide in the industrial specialty chemicals group. Most of them are concentrated in the United States in Phillipsburg, New Jersey; Paris, Kentucky; Allentown and Erie, Pennsylvania; and the Houston, Texas area.

     In August 1997, Mallinckrodt acquired Nellcor Puritan Bennett, a world leader in providing products that monitor, diagnose and treat the respiratory-impaired patient in every setting from the hospital to the home. This followed the company's divestiture of its flavors joint venture, Tastemaker, in March and its animal health division in June. More recently, Mallinckrodt sold two industrial specialty chemical units, the Hydense(*) metallic stearate business and the additive preblend business.

     Going forward, Mallinckrodt's healthcare business includes three major divisions: RESPIRATORY CARE, which includes Nellcor Puritan Bennett's oxygen sensors, monitors and ventilators, and sleep diagnosis and therapy monitors and systems and the Mallinckrodt Critical Care Division's anesthesia systems and airway management products, tracheostomy tubes, temperature systems and blood chemistry analysis products; MEDICAL IMAGING, which includes x-ray, ultrasound and magnetic resonance imaging contrast media, diagnostic and therapeutic radiopharmaceuticals, and interventional devices; and PHARMACEUTICAL SPECIALTIES, which include analgesics, medicinal narcotics, addiction therapy products and peptides.

     Based in St. Louis, Missouri and operating in more than 100 countries globally, Mallinckrodt Inc. had fiscal 1997 net adjusted sales of $1.9 billion. The Mallinckrodt web site address is (www.mallinckrodt.com).

                             # # #

Mallinckrodt Inc.

ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  January 22, 1998